EXHIBIT 99.1

Public Relations Contact:

Martin Flynn

InFocus Corporation

503.685.8112

martin.flynn@infocus.com

Public Relations Contact:

Lauren Pokras

The Lavidge Company

(480) 998-2600 x542

lpokras@lavidge.com

For Immediate Release

InFocus Corporation Announces COO Appointment

Joe O’Sullivan named Chief Operating Officer

WILSONVILLE, Ore (December 10, 2007) — InFocus Corporation (NASDAQ:INFS), the industry pioneer in digital projection technology, is pleased to announce the appointment of Joe O’Sullivan as the Company’s Chief Operating Officer.

O’Sullivan has been the Company’s interim COO since May 2007. He has been instrumental in improving InFocus’ operating performance, including three straight quarters of increased gross margins, reduced operating expenses and lowered operating losses.

“Joe’s experience, dedication and proven track record make him uniquely qualified for the job,” said Bob O’Malley, CEO of InFocus. “Joe will continue driving operational improvements while leading strategic growth initiatives in our global Sales and Marketing organizations.”

As Chief Operating Officer and Vice President of Global Operations, O’Sullivan manages all aspects of InFocus operations and supply chain worldwide, including procurement, planning, logistics, sales and marketing, service and customer support. In addition to owning customer satisfaction, O’Sullivan is responsible for overseeing the creation and delivery of the award- winning products and services that InFocus is known for.

 “I am pleased to be a part of a dynamic organization with such a rich history and tradition,” said O’Sullivan. “Besides improving operational performance, we will increase worldwide market share by delivering best-in-class products and services that delight our customers.”

O’Sullivan has held a variety of operational positions over the past 25

27500 SW Parkway Avenue Wilsonville, Oregon 97070-9215 T 800-294-6400 F 503-685-8887 www.infocus.com years including 15 years with Apple in Ireland, Japan, the U.S. and Singapore.  He is credited with transforming Apple’s regional Asian operations into a low cost, high-volume organization through the creation of an effective OEM model that continues to competitively support consumer and channel markets around the world.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and a global leader in the digital projection market. More than twenty years of experience and engineering breakthroughs ensure continuous improvements in the marketplace, and an immersive audio visual impact in business, education and home environments. InFocus elevates the presentation of ideas, information, and entertainment to a vivid, unforgettable experience. With over 1.3 million projectors sold, InFocus sets the industry standard for product innovation and the big picture experience. For more information on InFocus please visit: www.infocus.com.